For the period ended 09/30/2001                                       All Series
File No. 811-2429

Sub-Item 77C:  Submission of matters to a vote of security holders
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The  definitive  Proxy  Statement  used in connection  with USAA State  Tax-Free
Trust, Special Meeting of Shareholders on July 20, 2001 was filed with the Securities and Exchange Commission on May 25, 2001 and is hereby incorporated by reference.

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The following  proposals and voting results pertain to USAA State Tax-Free Trust
(the Company). Shareholders of record on May 25, 2001 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for all series of the Company. Votes shown for proposals 2A and proposal 4 are for each individual series. The shareholders approved all proposals.

PROPOSAL 1
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         Proposal to elect Trustees as follows:

         DIRECTORS                          VOTES FOR             VOTES WITHHELD
         Robert G. Davis                    90,246,077            1,315,561
         Christopher W. Claus               90,246,077            1,315,561
         David G. Peebles                   90,246,077            1,315,561
         Michael F. Reimherr                90,246,077            1,315,561
         Richard A. Zucker                  90,246,077            1,315,561
         Barbara B. Dreeben                 90,246,077            1,315,561
         Robert L. Mason, Ph.D.             90,246,077            1,315,561
         Laura T. Starks, Ph.D.             90,246,077            1,315,561

PROPOSAL 2A
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         Proposal to approve the elimination of the investment restriction regarding investments in a single issuer.

                             NUMBER OF SHARES VOTING

                                                       FOR            AGAINST          ABSTAIN    BROKER NONVOTE
         USAA Florida Tax-Free Income Fund          13,036,052         500,598          374,415       24,154
         USAA Florida Tax-Free Money Market Fund    70,286,090       5,981,865        1,358,446       ------




PROPOSAL 4
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         Proposal to approve a new advisory agreement with USAA Investment
         Management Company.

                             NUMBER OF SHARES VOTING

                                                       FOR            AGAINST          ABSTAIN    BROKER NONVOTE
         USAA Florida Tax-Free Income Fund          13,309,446         392,741          208,877       24,155
         USAA Florida Tax-Free Money Market Fund    71,892,750       4,780,768          952,882       ------
